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For Immediate Release
Republic Airways Holdings
Media Contact:
media@rjet.com; 720-374-4560
Investor Relations Contact: Margaret Miller
margaret.miller@rjet.com; 317-246-2628

Republic Airways Announces Order for 80 Airbus NEO Aircraft
New aircraft to be flown by Frontier Airlines

INDIANAPOLIS (June 22, 2011) – Republic Airways Holdings Inc. (NASDAQ: RJET) today announced it has signed a letter of intent with Airbus to purchase 40 A319neo (New Engine Option) and 40 A320neo aircraft. The aircraft will be flown by Republic’s Frontier Airlines subsidiary

“This order is a reflection of the strong and mutually beneficial partnership Frontier and Airbus have enjoyed over the past decade,” said Bryan Bedford, chairman, president and CEO of Republic Airways. “The addition of these state-of-the-art, fuel-efficient aircraft to our fleet will be a major factor in Frontier maintaining its position as an industry cost leader and will allow Frontier to continue to offer travelers low fares despite persistently high fuel prices.” Frontier currently operates 57 Airbus A318, A319 and A320 aircraft.

Bedford added, “This aircraft order displays our confidence in the bright future ahead for Frontier Airlines. The Airbus NEO consumes 15% less fuel than our current fleet and that fuel savings would correspond to a 5% operating margin improvement at today’s prices.”

“Frontier’s tagline, ‘a whole different animal,’ is descriptive also of a corporate philosophy that has kept Republic’s airlines at the top of the game with high-technology, high-efficiency aircraft,” said John Leahy, Airbus Chief Operating Officer Customers. “With this deal, Republic is selecting the NEO as a strong growth platform for their Frontier subsidiary. We couldn't agree more that this is a wise decision.”

Frontier flies to more than 80 destinations in the United States, Mexico and Costa Rica from its hubs at Denver International Airport, Milwaukee’s General Mitchell International Airport and Kansas City International Airport.

About Republic Airways Holdings, Inc.
Republic Airways Holdings, based in Indianapolis, is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on approximately 1,500 flights daily to 129 cities in 41 states, Canada, Costa Rica, and Mexico under branded operations at Frontier, and through fixed-fee airline services agreements with five major U.S. airlines. The fixed-fee flights are operated under an airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express and US Airways Express. The airlines currently employ approximately 11,000 aviation professionals and operate 275 jet aircraft.

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